Exhibit 5.1

[Letterhead of]

MUCH SHELIST DENENBERG AMENT & RUBENSTEIN, P.C.

October 8, 2007

Vita Food Products, Inc.
2222 W. Lake Street
Chicago, Illinois 60612

Re:                               Vita Food Products, Inc.
Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Vita Food Products, Inc., a Nevada corporation (the “Company”), and have reviewed the Company’s Registration Statement on Form S-8 covering 475,000 shares (the “Option Plan Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), subject to stock options issuable under the Company’s 2006 Stock Option Plan (the “Option Plan”); and 150,000 shares (the “Purchase Plan Shares”) of Common Stock issuaable under the Company’s 2006 Employee Stock Purchase Plan (the “Purchase Plan”).

With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed herein. Based upon the foregoing, we are of the opinion that (i) the Option Plan Shares issuable under and following the terms and conditions of the Option Plan, when issued in accordance with the Option Plan; and (ii) the Purchase Plan Shares issuable under and following the terms and conditions of the Purchase Plan, when issued in accordance with the Purchase Plan;, will be duly authorized, validly issued, fully paid and nonassessable so long as unissued shares remain from those presented authorized.

We hereby consent to the use of this opinion in the above referenced Registration Statement.

Respectfully submitted,

/s/ Much Shelist Denenberg Ament & Rubenstein
Much Shelist Denenberg Ament & Rubenstein, P.C.